EXHIBIT 99.1

Fifth Street Finance Corp. Receives SBA Committee Approval for its Subsidiary's SBIC License

WHITE PLAINS, N.Y., Jan. 13, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today announced that its wholly-owned subsidiary, Fifth Street Mezzanine Partners IV, L.P. (the "SBIC Subsidiary"), has received committee approval for a license from the United States Small Business Administration ("SBA") to operate as a Small Business Investment Company ("SBIC"). Fifth Street expects that the SBIC license will be issued following final action by the SBA Administrator.

The license will allow the SBIC Subsidiary to obtain leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and customary procedures. Debentures are loans issued by an SBIC which have interest payable semi-annually and a ten year maturity. The interest rate is fixed at the time of issuance at a market-driven spread over U.S. Treasury Notes with 10-year maturities. Current SBA regulations would permit the SBIC Subsidiary to issue up to $150 million in debentures.

In addition, Fifth Street has applied for exemptive relief from the U.S. Securities and Exchange Commission ("SEC") to permit the exclusion of debentures issued by the SBIC Subsidiary from Fifth Street's consolidated asset coverage ratio. Similar relief has been granted to other business development companies, though there is no assurance that Fifth Street will receive exemptive relief from the SEC, final license approval from the SBA or a capital commitment from the SBA.

Leonard M. Tannenbaum, Fifth Street's President and Chief Executive Officer, stated, "We are very pleased that we have received committee approval for the SBIC license. This will provide a new source of leverage for funding investments as we continue to meet the strong demand for capital in the middle market."

"Our SBIC Subsidiary, Fifth Street Mezzanine Partners IV, L.P., will be able to utilize Fifth Street's origination, underwriting and portfolio management resources to invest in small businesses and help them succeed," commented Bernard D. Berman, Executive Vice President, Secretary and Chief Compliance Officer of Fifth Street.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com